Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

of the

BOARD OF DIRECTORS

of

MODERN MEDIA ACQUISITION CORP.

(Effective             , 2017)

1. Purpose; Duties. The primary purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Modern Media Acquisition Corp., (the “Company”) are to: (a) assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation, including the compensation of the Company’s Chief Executive Officer; (b) to administer or provide for the administration of the Company’s equity-based or equity-linked compensation plans, bonus or other incentive plans and deferred compensation plans, when and if adopted, after consultation with management and (c) any such other actions within the scope of this charter (this “Charter”) as the Committee or Board deems necessary or appropriate.

2. Membership; Appointment. The size of the Committee shall be determined by the Board, but it shall consist of no fewer than two members. Each member of the Committee: (1) shall satisfy the applicable independence requirements set forth in the rules of The NASDAQ Stock Market; (2) shall be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code; (3) shall be a “non-employee director” for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934; and (4) shall satisfy any other requirements imposed by applicable law, regulations or rules. In determining whether a Board member is eligible to serve on the Committee, the Board must consider all factors specifically relevant to determining whether the Board member has a relationship to the Company that is material to the Board member’s ability to be independent from management in connection with the duties of a Committee member or that would impair the Board member’s ability to make independent judgments about the Company’s executive compensation. These factors must include but are not limited to (i) the source of compensation of the Board member, including any consulting, advisory or other compensatory fee paid by the Company to the Board member and (ii) whether the Board member is affiliated with the Company, a subsidiary of the Company or any affiliate of a subsidiary of the Company.

The members of the Committee will be appointed by and serve at the discretion of the Board. Committee members may be removed at any time by a majority vote of independent directors. The Board will appoint the Chairperson of the Committee. If the Board fails to appoint a Chairperson, the members of the Committee may designate a Chairperson by majority vote of the full Committee.

3. Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law, rules and regulations, and the Company’s charter and by-laws:

(a) The Committee will develop and implement the Company’s compensation policies and programs for Executive Officers (as such term is defined under the Securities Exchange Act of 1934 and related rules and regulations).

(b) The Committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other Executive Officers of the Company.

(c) The Committee will evaluate the performance of the Chief Executive Officer and the other Executive Officers in the light of those corporate goals and objectives. The Committee will approve the calculation of the Chief Executive Officer’s and the other Executive Officers’ incentive compensation based on the applicable performance metrics used in evaluating the Executive Officers. The Committee will determine and approve compensation levels for the Executive Officers, including the Chief Executive Officer, based on those evaluations and any other factors as it deems appropriate. The Committee will review and approve, as appropriate (i) base salary, (ii) annual bonus, (iii) long-term incentive compensation, including any equity or equity-linked compensation, and (iv) any other compensation, perquisites, and special or supplemental benefits for the Company’s Chief Executive Officer and other Executive Officers, when and if adopted. The Chief Executive Officer may not be present during voting or deliberations by the Committee on his or her compensation.

(d) The Committee will make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any Executive Officer of the Company participates. The Committee will also make recommendations to the Board with respect to the approval, adoption and amendment of all other equity-based plans.

(e) The Committee will administer the Company’s equity-based incentive compensation plans, when and if adopted, and will provide for the administration of the other plans adopted by the Board that contemplate administration by the Committee. The Committee or a subcommittee (or their designees) shall approve all grants of stock options and other equity-based awards, subject to the terms and conditions of applicable plans and law (for the avoidance of doubt, the Committee or a subcommittee may delegate to one or more officers of the Company its authority to approve grants of stock options and other equity-based awards, subject to the terms and conditions of such delegation and applicable plans and law). The Committee’s administrative authority shall include the authority to approve the acquisition by the Company of shares of the Company’s stock from any plan participant.

(f) The Committee will review and approve any proposed employment agreement with, and any proposed severance or retention plans or agreements applicable to, any Executive Officer of the Company. The Committee shall review and approve any severance or other termination payments proposed to be made to any Executive Officer of the Company.

(g) The Committee will review, or cause to be reviewed, and recommend to the Board appropriate director compensation programs for non-employee directors, Committee chairs, and Committee members, consistent with any applicable requirements of the listing standards and applicable laws for independent directors and including consideration of cash and equity components.

(h) The Committee will periodically conduct a risk assessment of the Company’s compensation plans and programs and discuss with the Board whether such plans and programs are designed in a manner that creates incentives for employees to take inappropriate or excessive risk.

(i) The Committee will review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) required by Securities and Exchange Commission Regulation S-K Item 402 (at such time when such requirement is applicable to the Company). Based on such review and discussion, the Committee will determine whether to recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K and proxy statement for the annual meeting of the Company’s stockholders.

(j) The Committee will provide, over the names of the members of the Committee, the Committee report required by Securities and Exchange Commission Regulation S-K Item 407 for the Company’s Annual Report on Form 10-K and proxy statement for the annual meeting of Company’s stockholders (at such time when such requirement is applicable to the Company).

(k) The Committee will review and reassess the adequacy of this Charter on an annual basis (or more frequently as necessary) and recommend any proposed changes to the Board for approval. The Committee will also publish the Charter as required by the listing requirements of The NASDAQ Stock Market (or successor exchange), applicable law and as otherwise deemed advisable by the Committee.

(l) At least annually, the Committee will evaluate its own performance and report the results of this evaluation to the Board.

(m) The Committee will perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Committee or the Board deems necessary or appropriate.

4. Meetings. The Committee will meet with such frequency and at such times as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. Additionally, the Committee may also act by unanimous written consent (which may be provided in writing or by electronic transmission) as the Committee may decide. The agenda for each meeting will be prepared by the Chairperson and circulated to each member of the Committee prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s by-laws applicable to meetings of the Board will govern meetings of the Committee. At each regular meeting of the Board, the Committee will give a report regarding any actions taken by the Committee since the last regular meeting of the Board.

5. Minutes. The Committee will keep minutes of each meeting.

6. Reliance; Experts; Cooperation.

6.1 The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (1) “non-employee directors” for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and (2) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code.

6.2 The Committee has the following specific responsibilities and authority with respect to the retention of advisers:

(a) The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser;

(b) The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee;

(c) The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee;

(d) The Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following:

(i)	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii)	the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(iii)	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(v)	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi)	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an Executive Officer of the Company.

However, the Committee is not required to conduct an independence assessment for in-house legal counsel or a compensation adviser that acts in a role limited to the following activities for which no disclosure is required under Regulation S-K Item 407(e)(3)(iii): (1) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of Executive Officers or Board members, and that is available generally to all salaried employees; or (2) providing information that either is not customized for a particular issuer or that is customized based on parameters that are not developed by the adviser, and about which the adviser does not provide advice.

(e) The Committee shall also have appropriate resources and authority to discharge its responsibilities under this Charter.

6.3 In carrying out its duties, the Committee is permitted and will act in reliance on management, the independent public accountants, internal auditors, and outside advisers and experts, as it deems necessary or appropriate.

6.4 The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.5 The Committee will have unrestricted access to the independent registered public accountants, the internal auditors, internal and outside counsel, and anyone else in the Company, and may require any officer or employee of the Company or the Company’s outside counsel or independent registered public accountants to attend any meeting of the Committee or to meet with any members of, or consultants or advisers to, the Committee.